Exhibit 10.7

Description of Senior Management Bonus Program
(as amended on March 7, 2016)

The following is a description of the senior management bonus program, as adopted by the compensation committee (the “Committee”) of the board of directors of Houston Wire & Cable Company (the “Company”) on March 7, 2016. The bonus program provides for the payment of discretionary annual cash bonuses to employees who are considered senior management level. The bonus program is administered by the Committee, which has full authority to select participants, set bonus amounts and fix performance targets. The Company’s board of directors receives a report from the Committee of all awards granted and targets established.

Beginning in 2016, the bonus is based on three performance incentive measures: (1) EBITDA (net income, plus interest expense, income tax provision, depreciation and amortization), (2) sales of targeted products (“Strategic Sales”) and (3) working capital efficiency. EBITDA is weighted 60%, Strategic Sales is measured separately for each half of the year and each weighted 10%, and working capital efficiency is weighted 20%. For each participant, the potential bonus award is based on the employee’s salary for the year with respect to which the bonus is payable (the “Bonus Year”) and the Company’s performance as against certain benchmarks for each measure set by the Committee for the Bonus Year. The Committee retains full discretion to adjust the EBITDA amounts for a particular Bonus Year in the event the Company makes an acquisition during the Bonus Year or to reflect unusual items.

There are three benchmarks for EBITDA: “threshold,” “target” and “stretch.” If the Company exceeds the EBITDA “threshold” amount, then the participant qualifies to receive a cash bonus. The amount will be 0% at the “threshold” amount, increasing on a straight-line basis to 15% of his or her salary if the Company achieves the EBITDA “target” amount and increasing on a straight-line basis from 15% to 30% of base salary if the Company achieves the “stretch” amount. There are only two benchmarks for Strategic Sales and working capital efficiency: “target” and “stretch.” If the Company achieves the “target” amount for Strategic Sales for the first half of the year, the participant will receive a cash bonus of 2.5% of his or her salary, increasing on a straight-line basis to 5% if the Company achieves the “stretch” amount for the first half of the year. The same amounts are payable with respect to Strategic Sales achievement for the second half of the year. If the Company achieves the “target” amount for working capital efficiency, the participant will receive a cash bonus of 5% of his or her salary, increasing on a straight-line basis to 10% if the Company achieves the “stretch” amount. Performance between benchmarks will result in a bonus calculated on a straight line basis between the percentages that would apply at the specified amounts. The maximum bonus payable is 50% of salary. All bonuses are payable the year following the Bonus Year, after receipt of (and subject to) the audit of the financial statements for the Bonus Year.

No award will be paid for any full or partial year to a participant whose employment with the Company terminates prior to the time the bonus is paid. In all cases the payment is in the discretion of the Committee, and the Committee retains the right to terminate a participant’s participation in the bonus program at any time, in which case no bonus will be paid.

The Chief Executive Officer’s bonus, as described in his employment contract, is based on performance targets established by the Committee and board of directors each year. For 2016, the performance targets use the same performance measures and general structure as the Senior Management Bonus Program but, provides for a maximum bonus of 75% of base salary.